AMENDMENT TO AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

July 21, 2025

To the Directors of

MoA Funds Corporation

320 Park Avenue

New York, NY 10022

Re: Expense Limitation Agreement

Directors:

This letter (“Letter Amendment Agreement”) amends the Amended and Restated Expense Limitation Agreement (the “Expense Limitation Agreement”), dated as of May 1, 2025 by Mutual of America Capital Management LLC, a Delaware limited liability company (the “Adviser”), and accepted and agreed to by MoA Funds Corporation, a Maryland corporation (“MoA Funds”), on behalf of each of the undersigned MoA Funds (each a “Fund”), as of the date set forth above. Capitalized terms used but not defined herein shall have the meanings ascribed in the Expense Limitation Agreement.

1. Section 1 of the Expense Limitation Agreement is amended and restated as follows:

The Adviser hereby agrees to waive its investment advisory fee and/or reimburse other ordinary operating expenses of the Funds to the extent necessary to limit the ordinary operating expenses to an amount not to exceed the following annual rates (based on each such Fund’s average daily net assets) (each annual rate, an “Annual Limit”):

MoA Catholic Values Index Fund	0.08%
MoA Small Cap Equity Index Fund	0.08%
MoA Mid Cap Growth Fund	0.08%
MoA Clear Passage 2070 Fund	0.08%

2. Section 4 of the Expense Limitation Agreement is amended and restated as follows:

To the extent that the Adviser waives its investment advisory fee and/or reimburses ordinary operating expenses of a Fund to satisfy the Annual Limit set forth in this agreement, the Adviser may seek recoupment from that Fund of a portion or all of such amounts at any time within three years from the date in which such amounts were waived or reimbursed, but only if such recoupment can be achieved without exceeding the Annual Limit in effect at the time of the waiver/reimbursement and any Annual Limit in effect at the time of the recoupment.

3. Except as expressly amended by this Letter Amendment Agreement, the Expense Limitation Agreement is and shall continue to be in full force and effect. This Letter Amendment Agreement is limited as specified and will not constitute a modification, amendment, or waiver of any other provision of the Expense Limitation Agreement.

Very truly yours, Mutual of America Capital Management LLC

Name: Joseph R. Gaffoglio
Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO ON BEHALF OF:

MoA Catholic Values Index Fund

MoA Small Cap Equity Index Fund

MoA Conservative Allocation Fund

MoA Moderate Allocation Fund

MoA Aggressive Allocation Fund

MoA Retirement Income Fund

MoA 2020 Clear Passage Fund

MoA 2025 Clear Passage Fund

MoA 2030 Clear Passage Fund

MoA 2035 Clear Passage Fund

MoA 2040 Clear Passage Fund

MoA 2045 Clear Passage Fund

MoA 2050 Clear Passage Fund

MoA 2055 Clear Passage Fund

MoA 2060 Clear Passage Fund

MoA 2065 Clear Passage Fund

MoA 2070 Clear Passage Fund

MoA Mid Cap Growth Fund

MoA Funds Corporation

By:
Name: R. Jeffrey Young
Title: President, Treasurer and Chief Financial Officer